Ceasing control of Credit Suisse Institutional Money
Market Prime Portfolio Class A

As of December 31, 2005, Hoffman - La Roche Inc.
("Shareholder") owned 250,101,486.880 shares of the Fund, which represented 34.27% of the Fund. As of December 31, 2006, Shareholder owned 130,638,934.230 shares of the Fund, which represents less than 25% of the Fund. Accordingly, Shareholder may be presumed to have ceased to be a controlling person of the Fund. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.

Obtaining Control of Credit Suisse Institutional Money
Market Prime Portfolio Class A

As of December 30, 2005, Mellon Bank ("Shareholder") owned less than 25% of the outstanding shares of the Fund. As of December 31, 2006, Shareholder owned 4,370,022,033.790 shares of the Fund, which represented 29.24% of the outstanding shares of the Fund. Accordingly, Shareholder may be presumed to be a controlling person of the Fund. The Fund does not believe this entity is the beneficial owner of the shares held of record by this entity.